EXHIBIT 2.2

         FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

     This First Amendment to Asset Purchase Agreement
("Amendment") is made as of this 30th day of November, 1996, by and among WEST VIRGINIA BAKERY ACQUISITION COMPANY, INC., a
Delaware corporation ("Buyer"), and HEINER'S BAKERY, INC., a West
Virginia corporation and EEE REALTY, INC., a West Virginia corporation ("Sellers").

                        RECITALS

     A.   Buyer and each of Sellers have entered into an Asset
Purchase Agreement dated as of October 6, 1996 (the "Purchase
Agreement").

     B.  Buyer and Sellers are willing to amend the Purchase
Agreement with respect to the matters referred to herein.

     NOW, THEREFORE, in consideration of the premises and of the agreements and provisions set forth herein, and subject to the conditions herein contained, it is mutually agreed as follows:

     1. Definitions. Unless otherwise defined herein, all capitalized terms used herein shall have the same meaning assigned to them in the Purchase Agreement, as amended.

     2. Closing. The parties acknowledge and agree that the closing of the transactions contemplated under the Purchase Agreement shall be effective as of the Closing Date despite the execution at the Closing of the documents and instruments referred to in the Purchase Agreement.

     3.   Amendments to the Purchase Agreement.

     (a) Article I of the Purchase Agreement is hereby amended by deleting the definition "Closing Date" in its entirety and substituting in lieu thereof the following definition:

          "`Closing Date' shall mean November 30, 1996."

     (b) Article I of the Purchase Agreement is hereby amended by deleting the definition of "Escrow Agent" in its entirety and substituting in lieu thereof the following definition:

          "`Escrow Agent' shall mean First Union National Bank of
North Carolina, a national banking association, Charlotte, North
Carolina."

     (c) The first sentence of Section 3.1 is hereby deleted and the following is substituted in lieu thereof:

          "The closing (the "Closing") of the sale and purchase of the Assets shall take place at 9:00 A.M. Eastern time on December 4, 1996 at the offices of Jenkins, Fenstermaker,

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Krieger, Kayes & Agee, 1100 Coal Exchange Building, Fourth Avenue
and Eleventh Street, Huntington, West Virginia 25701, but shall be effective as of the Closing Date, provided all of the conditions precedent set forth in Article VIII have been satisfied or waived."

     (d) Article VI is hereby deleted and the following is substituted in lieu thereof:

          "All representations, warranties, covenants and indemnifications made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive the Closing for three (3) years following the Closing Date, except for matters identified in Sections 9.4(A) and 9.4(D) which shall survive the Closing for the period of the statute of limitations applicable thereto, including the period of any waiver or extension thereof and except for matters identified in Section 9.4(C) which shall survive the Closing for ten (10) years following the Closing Date. Notwithstanding any investigation or audit conducted before or after the Closing Date, or the disclosure of any matter on a Schedule to this Agreement, or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations, warranties, covenants and indemnifications set forth herein and therein."

     (e) Section 7.24 is hereby deleted and the following is substituted in lieu thereof:

          "7.24 Maintenance of Assets. At all times prior to and following the Closing, Sellers will maintain assets sufficient to satisfy their obligations under Section 9.4 and their covenants under Sections 2.5, 7.7, 7.8, 7.16, 7.20, 7.23,
7.25 and 7.26."

     (f)  The following new sections are hereby added to Article
VII:

          "7.25 Americans With Disabilities Act Compliance. Sellers agree that they will reimburse Buyer for any "ADA Eligible Costs and Expenses" incurred by Buyer, not to exceed Seventy-Five Thousand Dollars ($75,000), to bring the Real Property into compliance with the Americans With Disabilities Act. "ADA Eligible Costs and Expenses" shall mean those costs and expenses agreed to by Heiner's Chief Engineer and the Chief Engineer of The Earthgrains Company and which are completed within one (1) year of the Closing. Such reimbursement shall be made within five (5) business days of Sellers' receipt of notice of Buyer's payment of any such ADA Eligible Cost and Expense. Such reimbursement shall be paid

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by Sellers by wire transfer of immediately available funds to an account specified by Buyer. Sellers acknowledge and agree that Buyer has the right to pursue a claim for indemnification under
Section 9.1 for any ADA Eligible Costs and Expenses in excess of Seventy-Five Thousand Dollars ($75,000), subject to the limitation set forth in the first sentence of Section 9.5(B).

          7.26 Flour Pipeline Easement. Sellers agree to use their best efforts to obtain the subordination of the liens which are senior to the flour pipeline easement in Huntington, West Virginia owned by Sellers, each such subordination agreement to be in form and substance satisfactory to Buyer."

     (g) Section 8.1(Q) is hereby deleted in its entirety and the following is substituted in lieu thereof:

          "(Q) Non-Competition Agreements. The Sellers and each of the individual shareholders of each Seller shall have entered into a non-competition/confidentiality agreement with Buyer or an affiliate of Buyer, in form and substance satisfactory to Buyer acting reasonably, which agreement will provide that the Sellers and each such shareholder shall be prohibited, for a period of five (5) years from the Closing Date, from being employed by any corporation, other entity, or person, or engaging in any other capacity, in the business of the manufacture, distribution and/or sale of fresh packaged bakery goods anywhere in the United States."

     (h) Section 9.4 is hereby deleted and the following is substituted in lieu thereof:

          "9.4  Miscellaneous Indemnifications.

          (A) Failure to Satisfy Deferred Compensation Arrange-ments. Sellers agree, jointly and severally, to indemnify the Buyer Group and hold the Buyer Group harmless against any and all loss, liability, damage, claim, cost and expense of any nature whatsoever including, without limitation, reasonable attorneys' fees, arising from or in connection with the failure of Sellers to pay all obligations under (i) the deferred compensation and supplemental retirement income agreements and similar agreements set forth in Section 4.11 and (ii) any other similar arrangements entered into by either Seller and not disclosed in Section 4.11.

          (B) Failure to Satisfy Sales and Use Tax Obligations. Sellers agree, jointly and severally, to indemnify the Buyer Group and hold the Buyer Group harmless against any and all loss, liability, damage, claim, cost and expense of any nature whatsoever including, without limitation, reasonable attorneys' fees, arising from or in connection with the

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failure of Sellers to pay all state sales and use tax
obligations, if any, which arise or accrue on or prior to the Closing Date relating to the failure of Sellers to obtain exemption certificates from their customers.

          (C) Indemnification in the Event of Environmental Liability at Rand and Middleport Facilities. Sellers agree, jointly and severally, to indemnify the Buyer Group and hold the Buyer Group harmless against any and all loss, liability, damage, claim, cost and expense of any nature whatsoever including, without limitation, reasonable attorneys' fees, incurred by Buyer Group as the result of any remedial action which may be required or deemed appropriate by Buyer with respect to any ground contamination arising on or prior to the Closing Date relating to the Real Property located in Rand, West Virginia and Middleport, Ohio; provided that the indemnification obligation set forth in this Section 9.4(C) shall not exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Sellers acknowledge and agree that Buyer has the right to pursue a claim for indemnification under
Section 9.1 for any such loss, liability, damage, claim, cost or expense incurred by Buyer Group in excess of One Hundred Thousand Dollars ($100,000), subject to the limitation set forth in the first sentence of Section 9.5(B)."

          (D) Failure to Provide Free and Clear Title to Huntington Real Property. Sellers agree, jointly and severally, to indemnify the Buyer Group and hold the Buyer Group harmless against any and all loss, liability, damage, claim, cost and expense of any nature whatsoever including, without limitation, reasonable attorneys' fees, arising from or in connection with
(i) the failure of Sellers to obtain the cancellation and release of record of Deeds of Trust recorded against the Real Property located in Huntington, West Virginia ("Huntington Real Property") or (ii) any proceedings brought or remedies exercised by a holder of such a Deed of Trust against Buyer or the Huntington Real Property.

     (i)  Section 9.5(C) is hereby amended by deleting the words
"and 7.24" in the fourth line and substituting in lieu thereof the words ",7.24, 7.25 and 7.26,".

     (j)  Section 12.1 is hereby amended by deleting the words
"Prior to the Closing," and substituting in lieu thereof the words "On or before December 31, 1996,".

     4. Full Force and Effect; Entire Agreement. Except to the extent expressly provided in this Amendment, the terms and conditions of the Purchase Agreement shall remain in full force and effect and shall be binding on the parties thereto. The Purchase Agreement, as amended hereby, constitutes the entire agreement among the parties hereto and no representations, inducements,

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promises or other agreements, oral or otherwise, not embodied herein, shall be of any force or effect.

     5. Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first set forth above.

                              "Sellers"

                              HEINER'S BAKERY, INC.


                              By:

                              Title:


                              EEE REALTY, INC.


                              By:

                              Title:
                                       "Buyer"

                              WEST VIRGINIA BAKERY ACQUISITION
                              COMPANY, INC.


                              By:

                              Title:


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